Exhibit 10.8

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between JACKSON HEWITT TAX SERVICE INC. (the “Company”) on behalf of its agents, attorneys, assigns, employees, successors, predecessors, officers, directors, stockholders, and parent, subsidiary or related companies, and MICHAEL D. LISTER (the “Executive”) on behalf of himself, his agents, attorneys, assigns, heirs, executors, administrators, beneficiaries and personal and legal representatives.

WITNESSETH:

WHEREAS, the Executive has heretofore served as the Company’s Chief Executive Officer and as a member of the Company’s Board of Directors;

WHEREAS¸ the Company and the Executive each desire to enter into this Agreement to set forth in writing the terms and conditions of the Executive’s termination from all positions with, and separation from, the Company, its subsidiaries and affiliates;

NOW, THEREFORE, in consideration of the premises and of the promises and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. SEPARATION ACKNOWLEDGEMENT. The Company and the Executive acknowledge that, effective as of October 9, 2007, there occurred a Without Cause Termination of the Executive within the meaning given such term in that certain Employment Agreement by between the Company and the Executive dated as of July 20, 2006 (the “Employment Agreement”), and that concurrent with such event and in accordance with Section VIII of the Employment Agreement, the Executive resigned as a member of the Company’s Board of Directors, and as the Chief Executive Officer of the Company and from all other positions the Executive holds with the Company, its subsidiaries and affiliates.

2. PAYMENTS AND BENEFITS. Unless the Executive shall have revoked this Agreement as set forth in Section 5(d) below, immediately following the expiration of the revocation period set forth in such Section 5(d), the Company shall pay to the Executive the amounts required by Section VIII(A) of the Employment Agreement (such amount, the “Severance Amount”), and the Executive shall otherwise be entitled to receive the benefits arising under the Employment Agreement as result of his Without Cause Termination thereunder, all as set forth on Schedule 1 hereto (the “Company Obligations”). The Severance Amount shall be subject to income and payroll tax withholding.

3. REPRESENTATIONS BY EXECUTIVE REGARDING EXECUTION OF AGREEMENT. The Executive represents and agrees that he has had a full and adequate opportunity to discuss and consider his claims. The Company advises the Executive to consult an attorney prior to executing this Agreement, and the Company understands the Executive has done so. Further, the Executive represents and agrees that this Agreement is written in a manner that he understands.

4. ENTIRE AGREEMENT. The Executive represents and acknowledges that in executing this Agreement he has not relied upon any oral representations or written representations or statements not expressly made a part hereof made by anyone with regard to the subject matter, basis, or effect of this Agreement. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and all statements and writings which pre-date the execution hereof are superseded hereby, except that the rights, duties and obligations of the Company and the Executive arising under the Employment Agreement upon the Executive’s Without Cause Termination within the meaning of the Employment Agreement shall survive the execution and delivery of this Agreement and shall continue to be governed by the terms of the Employment Agreement; provided, however, that if the terms of the Employment Agreement conflict with the terms hereof, then the terms of this Agreement will control.

5. EXECUTIVE’S GENERAL RELEASE AND COVENANT NOT TO SUE. (a) In exchange for the consideration provided by the Company pursuant to this Agreement and subject to the receipt by the Executive of the Severance Amount (net of applicable income and payroll tax withholding), the Executive hereby releases, acquits, withdraws, retracts and forever discharges any and all claims, manner of actions, causes of action (in law or in equity), suits, judgments, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, costs, expenses or disputes, known or unknown, fixed or contingent, directly or indirectly, personally or in a representative capacity, against the Company and its agents, attorneys, assigns, employees, successors, predecessors, officers, directors, shareholders, and parent, subsidiary or related companies, (hereinafter “Released Parties”) by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time up to and including the date of execution of this Agreement to the extent that such a release is permitted as a matter of law; provided, however, nothing herein shall release the Company or Released Parties from their respective obligations under this Agreement or under the Employment Agreement to extent the provisions thereof survive the Without Cause Termination of the Executive. This General Release includes, but is not limited to, all claims, manner of actions, causes of action (in law or in equity), suits or requests for attorneys’ fees and/or costs (i) arising or relating to income, payroll or excise taxes in connection with the Executive’s employment or the payment of the Severance Amount hereunder or (ii) under the Employee Retirement Income Security Act of 1974; Title VII of the Civil Rights Act of 1964 as amended; the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the anti-retaliation provisions of the Fair Labor Standards Act; the Equal Pay Act; the Pregnancy Discrimination Act; the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Age Discrimination in Employment Act of 1967 (the “ADEA”); the Older Worker’s Benefits Protection Act (the “OWBPA”); the Occupational Safety and Health Act; the National Labor Relations Act; 42 U.S.C. §§ 1981 through 1988; any federal, state or local law regarding retaliation for protected activity or interference with protected rights; and any state or local law, including but not limited to the New Jersey Law Against Discrimination, N.J. Stat. Ann. § 10:5-1 et seq.; New Jersey’s law regarding Equal Pay, N.J. Stat. Ann. § 34:11-56.1 et seq.;

the New Jersey Smokers’ Rights Law, N.J. Stat. Ann § 34:6B-1 et seq.; the Conscientious Employee Protection Act; the New Jersey Constitution; and all claims under New Jersey public policy or common law, including, but not limited to, common law claims of outrageous conduct, intentional or negligent infliction of emotional distress, negligent hiring, breach of contract, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination of employment, interference with employment relationship, civil rights, fraud and deceit and all other claims of any type or nature, including all claims for damages, wages, compensation, vacation, reinstatement, medical expenses, punitive damages, and claims for attorney’s fees. The Executive and the Company intend that this release shall discharge all claims against the Company and all other Released Parties to the full and maximum extent permitted by law. The Executive and the Company further agree that to the extent that federal or state law prohibits the waiving of certain claims as a matter of law, this Agreement is not intended to waive any such claims.

(b) The Executive represents that he has not filed or permitted to be filed against the Company or any of the Released Parties, individually or collectively, any lawsuits, charges or proceedings (including any arbitrations), and the Executive covenants and agrees not to do so at any time hereafter with respect to the subject matter of this Agreement or the claims released pursuant hereto. The Executive agrees to indemnify, defend, and hold the Company and the Released Parties harmless from all costs and expenses, including attorney’s fees, incurred by the Company or any of the Released Parties arising from the defense of any such lawsuit, charge or proceeding.

(c) Executive acknowledges and agrees that, in regard to Executive’s release and waiver of claims under the ADEA and the OWBPA, as set forth in Section 5(a), Executive was informed that Executive does not waive any such rights or claims that may arise after the date this Agreement is executed and that Executive has twenty-one (21) days after receiving this Agreement within which to consider this Agreement. If Executive executes this Agreement before the end of such twenty-one (21)-day period, then Executive acknowledges that Executive’s decision to do so was knowing, voluntary and not induced by fraud, misrepresentation or a threat to withdraw, alter or provide different terms prior to the expiration of such twenty-one (21)-day period. Executive further acknowledges that this Agreement is effective and enforceable against Executive upon Executive’s execution hereof, subject to Executive’s revocation of this Agreement. Executive further understands and acknowledges that this Agreement is not enforceable or effective until the period in Section 5(d) below has expired and that if Executive revokes this Agreement, Executive will lose all benefits under this Agreement.

(d) Executive understands that Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement. Executive further understands that, if Executive elects to revoke this Agreement, Executive must provide notice to the Company as set forth in Section 18 hereof within the applicable period for revocation.

(e) The release set forth herein is intended to constitute the release contemplated by Section VIII(D) of the Employment Agreement. Executive agrees that the payment of the Severance Amount pursuant to Section 2 is in addition to anything of value to which the Executive is already entitled in the absence of the release and waiver under this Agreement.

6. OTHER DUTIES OF THE EXECUTIVE. The Company and the Executive hereby agree that the rights and obligations set forth in Section IX of the Employment Agreement shall remain in full force and effect, and are incorporated by reference in this Agreement as if fully set forth herein. Specifically, the Executive renews his commitment to strictly honor the restrictive covenants set forth in Section IX of the Employment Agreement. The Executive shall return promptly all Company Property to the Company. For purposes hereof, “Company Property” includes, but is not limited to, all information and material belonging to the Company, including automobiles, office keys and equipment, documents, policy or practice manuals, records, files, electronic information, software, computers, computer disks, drives or other storage media, handheld computer devices such as Blackberries, mobile phones, corporate credit cards, and all other Company Property in the Executive’s possession, including any reproductions or copies thereof.

7. COMPANY’S RELEASE OF CLAIMS AGAINST THE EXECUTIVE. Subject to the effectiveness of the Executive’s release contained in Section 5(a) of this Agreement, the Company releases the Executive of any claims against the Executive that it is aware of at the time of the execution of this Agreement by the Executive except for any claim relating to fraud, criminal matters or accounting irregularities; provided, however, nothing herein shall release the Executive from his obligations under this Agreement or under the Employment Agreement to extent the provisions thereof survive the Without Cause Termination of the Executive.

8. NON-DISPARAGEMENT. The Executive agrees that he shall not disparage the Company nor the Company’s business, nor any of its officers, directors or employees. The Company, on behalf of its directors and executives officers, agrees not to disparage the Executive.

9. NON-ASSIGNMENT. The Executive represents and warrants that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim released hereunder, including any claim for age discrimination or any portion thereof or interest therein, and the Executive agrees to indemnify, defend, and hold the Company harmless from any and all claims based on or arising out of any such assignment or transfer, or purported assignment or transfer, of any claims, or any portion thereof or interest therein, including all attorneys’ fees and expenses incurred by the Company in the defense thereof.

10. APPLICABLE LAW. This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state and federal law where applicable. The enforceability and interpretation of the arbitration provision in Paragraph 17 shall be governed by the Federal Arbitration Act.

11. SEVERABILITY. With the exception of the provisions of Paragraph 5, should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall be deemed not to be affected. If any of the provisions of Paragraph 5 are declared illegal or invalid, the Company may, at its option, declare this entire Agreement null and void.

12. EFFECT ON SUCCESSORS AND OTHER PARTIES. This Agreement shall be binding upon the Executive, his agents, attorneys, assigns, heirs, executors, administrators, beneficiaries and personal and legal representatives and inure to the benefit of the Company, its agents, attorneys, assigns, employees, successors, predecessors, officers, directors, stockholders, and parent, subsidiary or related companies.

13. USE OF GENDER. As used in this Agreement, the feminine shall include the masculine or neuter gender, and the singular shall include the plural, whenever the context so indicates or requires.

14. MODIFICATION. This Agreement may be amended or modified only by a written instrument signed by the Company and the Executive that expressly sets forth the parties intention to amend or modify this Agreement. No condition, term, or provision of this Agreement may be waived by any party except in a writing signed by the party or its authorized representative that expressly sets forth the party’s intention to waive a condition, term or provision of this Agreement.

15. USE OF THIS AGREEMENT. This Agreement shall not be used in any proceeding or for any other purpose, except to enforce the provisions of the Agreement. All negotiations, proceedings and statements made in connection herewith shall be without prejudice to any person or party hereto, shall not be deemed or construed to be admissions by any party of any act, omission, matter or proposition, and shall not be used in any manner or for any purpose in any proceeding or for any other purpose.

16. VOLUNTARY AND KNOWING EXECUTION BY EXECUTIVE. The Executive acknowledges, warrants and represents that this Agreement is executed by him knowingly and voluntarily, and that he has not been coerced in any way to execute this Agreement. The Executive acknowledges, warrants and represents that his decision to execute this Agreement is not based upon any representations or statements of any kind by the Company as to the merits, legal liability or value of the claims he may have or may have had. The Executive also acknowledges, warrants and represents that no promise or inducement has been offered or made except as herein set forth. This Agreement is executed with the full knowledge and understanding on the part of the Executive that there may be more serious consequences, damages or injuries which are not now known to him and that any payment or benefits conferred on the Executive in consideration of this Agreement are accepted as final. The Executive further agrees and represents that it is within his contemplation that he may have claims against the Company of which, at the time of the execution of this Agreement, he has no knowledge or suspicion, but he agrees and represents that this Agreement extends to all claims in any way based upon, connected with, or related to the matters released herein, whether or not known, claimed or suspected by the Executive.

17. ARBITRATION. (a) Any controversy, dispute or claim arising out of or relating to this Agreement or the breath hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Paragraphs 6 (Other Duties of Executive) and 8 (Non-Disparagement) for which the parties may, but will not be required to, seek injunctive relief) will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in Parsippany, New Jersey, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(b) The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

(c) Except as otherwise provided in this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney. Notwithstanding the foregoing, Executive shall be entitled to receive reimbursement of all fees and cost incurred by Executive in connection with any arbitration in the event Executive is deemed to have prevailed in such arbitration as determined by the arbitrator.

(d) The parties agree that this Paragraph 17 has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Paragraph 17 will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all rights to a trial by jury in or with respect to such litigation.

(e) The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

18. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

if to the Executive:

Michael D. Lister

7 Oak Forest Drive

Mendham, NJ 07945

if to the Company:

Jackson Hewitt Tax Service Inc.

3 Sylvan Way

Parsippany, NJ 07054

Atten: President

19. EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive has executed and delivered this Agreement, and the Company has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized, all as of the last day and year written below

JACKSON HEWITT TAX SERVICE INC.

By:	/s/ Peter Karpiak	10/18/07
DATE

	/s/ Michael D. Lister	10/17/07
	MICHAEL D. LISTER	DATE

	/s/ Mary B. Lister	10/17/07
	WITNESS TO SIGNATURE	DATE

SCHEDULE 1

SEVERANCE AMOUNT:

Amounts Owed Pursuant to Section VIII(A) of the Employment Agreement

Total Severance Amount: $2,980,523.08

COMPANY OBLIGATIONS:

Vesting and Post-Termination Period for Exercising Vested Stock Options and Other Equity Awards, Incentives and Compensation Pursuant to Section VIII(A) of the Employment Agreement

•	All of Executive’s 415,894 unvested stock options and other equity awards, incentives and compensation shall vest immediately; Executive holds 702,234 vested stock options

•

With respect to the option to purchase an aggregate of 78,918 shares of Company common stock granted to Executive on May 23, 2007, Executive shall have until the earlier of the original term of the options or October 9, 2009 to exercise such option, and with respect to all other options to purchase common stock granted to Executive, Executive shall have until the earlier of the original term of the options or January 15, 2009 to exercise such options

Other Company Obligations

•

Executive and Executive’s immediate family shall continue to receive coverage under all health and welfare plans of the Company for a period of 24 months expiring on October 8, 2009 pursuant to Section VIII(A) of the Employment Agreement, with Executive’s cost being no greater than the cost applicable to Executive had Executive been an active full time employee of the Company at the time of the applicable coverage during the first 18 months during such period and thereafter such coverage shall be at the Executive’s sole cost and expense (which will be the maximum premium that can be permissibly charged under COBRA)

•

In accordance with the terms of Section X of the Employment Agreement, the Company shall indemnify the Executive with respect to actions taken by Executive while he was employed as Chief Executive Officer of the Company and shall otherwise comply with such Section X

•

Executive’s deferred compensation /nonqualified plan account, in which he is fully vested and which had an account balance of $860,962.10 as of October 9, 2007, shall be paid to Executive in accordance with the terms of such deferred compensation/nonqualified plan